UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   February 21, 2005

CONRAD INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-24263 (Commission File Number)	72-1416999 (IRS Employer Identification No.)

1100 Brashear Avenue, Suite 200 P. O. Box 790 Morgan City, Louisiana	70380-1501
(Address of principal executive offices)	(Zip Code)

(985) 702-0195

(Registrant's telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On February 21, 2005, Conrad Industries, Inc. (the "Company") entered into an amendment to its employment agreement with Cecil A. Hernandez, Executive Vice President, Chief Operating Officer and interim Chief Financial Officer. The amendment provides that upon the Company's hiring of a new Chief Operating Officer, Mr. Hernandez will be employed as the Executive Vice President and Chief Financial Officer and will no longer serve as the Chief Operating Officer. Pursuant to the amendment, the appointment of Mr. Hernandez to the position of Chief Financial Officer will not constitute Good Reason, as this term is defined in Section 4(d) of the Employment Agreement, to terminate his employment.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective February 21, 2005, Terry T. Frickey was appointed as Vice President and Chief Operating Officer of the Company. A copy of the press release issued February 21, 2005 by the Company announcing the appointment of Mr. Frickey is attached hereto as Exhibit 99.1.

Prior to joining the Company, Mr. Frickey has been the General Manager of Bollinger Houston L.P. since 2003. He also has served as the Manager of Operations for LEEVAC Industries, L.L.C. from 1999 to 2003. Mr. Frickey was President of Service Marine Industries, Inc. in Morgan City, Louisiana and also served as Chairman of the Shipbuilders Council of America in 2001. Mr. Frickey is 59 years old.

In connection with Mr. Frickey's appointment to the position of Vice President and Chief Operating Officer, Mr. Cecil A. Hernandez, the current Chief Operating Officer and interim Chief Financial Officer will become Executive Vice President and Chief Financial Officer effective February 21, 2005.

Item 9.01.	Financial Statements and Exhibits.

(c)	Exhibits.

	10.1	Amendment No. 1 to Employment Agreement

	99.1	Press Release dated February 21, 2005 announcing the appointment of Terry T. Frickey as Vice President and Chief Operating Officer of Conrad Industries, Inc.

SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONRAD INDUSTRIES, INC.

By:	/s/ Cecil A. Hernandez
Cecil A. Hernandez Executive Vice President and Chief Financial Officer

Date:    February 21, 2005